UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 7, 2004

HEALTHSOUTH Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-10315	63-0860407
(Commission File Number)	(IRS Employer Identification No.)

One HealthSouth Parkway, Birmingham, Alabama 35243

(Address of Principal Executive Offices, Including Zip Code)

(205) 967-7116

(Registrant’s Telephone Number, Including Area Code)

ITEM 5. Other Events and Required FD Disclosure.

On June 7, 2004, HEALTHSOUTH Corporation (“HEALTHSOUTH”) reached an agreement with its Unofficial Committee of Noteholders with respect to its consent solicitations for its 6.875% Senior Notes due 2005, 7.375% Senior Notes due 2006, 7.000% Senior Notes due 2008, 8.375% Senior Notes due 2011 and 7.625% Senior Notes due 2012. Completion of these consent solicitations, together with the previously completed consent solicitations for its 10.75% Senior Subordinated Notes and its 8.50% Senior Notes due 2008, will result in the successful completion of consent solicitations for all of HEALTHSOUTH’s outstanding public debt, totaling approximately $2.6 billion. The cost of the restructuring is expected to be in the range of approximately $73 million to $80 million depending on the final level of participation in the consent solicitations.

HEALTHSOUTH said that holders of approximately 24.2% of the its 6.875% Senior Notes due 2005, 32.2% of its 7.375% Senior Notes due 2006, 53.3% of its 7.000% Senior Notes due 2008, 27.6% of its 8.375% Senior Notes due 2011 and 61.2% of its 7.625% Senior Notes due 2012 have entered into an agreement (the “Agreement”) with HEALTHSOUTH pursuant to which, among other things, such holders have agreed to consent to the terms of the revised consent solicitations.

Pursuant to the Agreement, HEALTHSOUTH has agreed to increase the consent fee that it will pay to holders who deliver valid and unrevoked consents prior to the expiration of the consent solicitations. HEALTHSOUTH will pay (i) $30.00 per $1,000 principal amount of notes to holders of its 8.375% Senior Notes due 2011, 6.875% Senior Notes due 2005 and 7.375% Senior Notes due 2006; (ii) $32.50 per $1,000 principal amount of notes to holders of its 7.000% Senior Notes due 2008; and (iii) $45.00 per $1,000 principal amount of notes to holders of its 7.625% Senior Notes due 2012. The payment of the consent fee remains conditioned upon, among other things, certain amendments to the indentures and, as applicable, certain amendments to the notes becoming operative.

As part of the Agreement, HEALTHSOUTH has also agreed to amend its 7.625% Senior Notes due 2012 and its 8.375% Senior Notes due 2011 to provide holders thereof the right to require HEALTHSOUTH to purchase such notes on January 2, 2009; and to amend its 7.000% Senior Notes due 2008 to provide holders thereof the right to require the HEALTHSOUTH to purchase such notes on January 15, 2007.

HEALTHSOUTH has amended its solicitation of consents to reflect the terms of the Agreement and is extending its solicitation of consents for its 6.875% Senior Notes due 2005, 7.375% Senior Notes due 2006, 7.000% Senior Notes due 2008, 8.375% Senior Notes due 2011 and 7.625% Senior Notes due 2012 until 11:59 p.m., New York City time, on June 23, 2004.

HEALTHSOUTH has set 5:00 p.m., New York City time, on June 4, 2004 as the record date for these consents solicitations. Previously delivered consents are no longer valid. Holders as of the record date who wish to consent must submit new consents in order to receive the increased consent fee if the conditions to their consent solicitation are satisfied or waived.

Each holder of notes who consents to the proposed amendments will also be waiving all alleged and potential defaults under the indentures arising out of events occurring on or prior to the effectiveness of the proposed amendments. Consents for any series of notes may be revoked at any time prior to the date on which the trustee under the indenture for that series receives evidence that the requisite consents have been obtained.

A copy of the press release announcing the Agreement and the extension of the consent solicitations is attached hereto as Exhibit 99.1 and incorporated herein by reference. Copies of the supplements amending the consent solicitations for its 6.875% Senior Notes due 2005, 7.375% Senior Notes due 2006, 7.000% Senior Notes due 2008, 8.375% Senior Notes due 2011 and 7.625% Senior Notes due 2012 are attached hereto as Exhibits 99.2 through 99.6, respectively, and incorporated herein by reference.

ITEM 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSOUTH CORPORATION

By:	/s/ Gregory L. Doody
Name:	Gregory L. Doody
Title:	Executive Vice President, General Counsel and Secretary

Dated: June 8, 2004

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of HEALTHSOUTH Corporation dated June 8, 2004.

99.2	Supplement to the Consent Solicitation Statement for 6.875% Senior Notes due 2005, dated June 8, 2004.

99.3	Supplement to the Consent Solicitation Statement for 7.375% Senior Notes due 2006, dated June 8, 2004.

99.4	Supplement to the Consent Solicitation Statement for 7.000% Senior Notes due 2008, dated June 8, 2004.

99.5	Supplement to the Consent Solicitation Statement for 8.375% Senior Notes due 2011, dated June 8, 2004.

99.6	Supplement to the Consent Solicitation Statement for 7.625% Senior Notes due 2012, dated June 8, 2004.